SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                    Yongye Biotechnology International, Inc.
                                (NAME OF ISSUER)

                    Common Stock, par value $0.001 per share
                         (TITLE OF CLASS OF SECURITIES)

                                    986063105
                                 (CUSIP NUMBER)

                                  April 9, 2008
             (Date of Event which requires Filing of this Statement)

                 Check the appropriate box to designate the rule
                    pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)






                              (Page 1 of 15 PAGES)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 986063105                   13G                    PAGE 2 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,387,500
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    1,387,500
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,387,500
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.49%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
             PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 986063105                   13G                    PAGE 3 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    925,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    925,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          925,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.42%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 986063105                   13G                    PAGE 4 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund Ltd.
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          British Virgin Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    900,000
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    900,000
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          900,000
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          4.31%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 986063105                   13G                    PAGE 5 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,248,125
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,248,125
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,248,125
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          13.97%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
                PN; IA
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 986063105                   13G                    PAGE 6 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          Connecticut
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,212,500
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,212,500
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,212,500
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          13.84%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 986063105                    13G                   PAGE 7 of 15 PAGES

--------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
--------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
--------------------------------------------------------------------------------
     (3)  SEC USE ONLY

--------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,248,125
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,248,125
--------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          3,248,125
--------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
--------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          13.97%
--------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 986063105                     13G                  PAGE 8 of 15 PAGES

ITEM 1(a).   NAME OF ISSUER:

                  The name of the issuer is Yongye Biotechnology International, Inc. (the "Company").

ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  6th Floor, Xue Yuan International Tower, Zhi Chun Road, Hai Dian District, Beijing, PRC

ITEM 2(a).    NAME OF PERSON FILING:

         This statement is filed by:

         (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock, par value $0.001 per share ("Common Stock") directly owned by it;
         (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
         (iii) Ardsley Offshore Fund Ltd., a British Virgin Islands corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
         (iv) Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore and the Investment Adviser of AP II, Ardsley Institutional and one or more managed accounts, with respect to the shares of Common Stock directly owned by Ardsley Offshore, AP II, Ardsley Institutional, and such managed accounts;
         (v) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of AP II and Ardsley Institutional; and
         (vi) Philip J. Hempleman ("Mr. Hempleman"), the Managing Partner of Ardsley and Ardsley Partners, with respect to the shares of Common Stock owned by AP II, Ardsley Institutional, Ardsley Offshore and the managed accounts.

                  The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

         The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.

         The address of the registered office of Ardsley Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

CUSIP No. 986063105                     13G                  PAGE 9 of 15 PAGES

ITEM 2(c).  CITIZENSHIP:

         AP II and Ardsley Institutional are Delaware limited partnerships. Ardsley Offshore is a British Virgin Islands corporation. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States Citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

ITEM 2(e).  CUSIP NUMBER:  986063105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ]  Broker or dealer registered under Section 15 of the Act

          (b) [ ]  Bank as defined in Section 3(a)(6) of the Act

          (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the
                   Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 986063105                    13G                  PAGE 10 of 15 PAGES

ITEM 4.   OWNERSHIP.

         A.     Ardsley Partners Fund II, L.P.
                (a) Amount beneficially owned: 1,387,500
                (b) Percent of class: 6.49%. (The percentages used herein and in the rest of Item 4 are calculated based upon the 20,000,374 shares of Common Stock issued and outstanding as of April 13, 2008, as per the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 22, 2008, and certain warrants deemed held by each of the beneficial owners in this Item 4.)
                (c) (i)   Sole Power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: 1,387,500
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          1,387,500

         B.     Ardsley Partners Institutional Fund, L.P.
                (a) Amount beneficially owned: 925,000
                (b) Percent of class: 4.42%
                (c) (i)   Sole Power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: 925,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          925,000

         C.     Ardsley Offshore Fund Ltd.
                (a) Amount beneficially owned: 900,000
                (b) Percent of class: 4.31%
                (c) (i) Sole Power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: 900,000
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          900,000

         D.     Ardsley Advisory Partners
                (a) Amount beneficially owned: 3,248,125
                (b) Percent of class: 13.97%
                (c) (i)   Sole Power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: 3,248,125
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          3,248,125

         E.     Ardsley Partners I
                (a) Amount beneficially owned: 3,212,500
                (b)  Percent of class: 13.84%
                (c) (i)   Sole Power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: 3,212,500
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          3,212,500

         F.     Philip J. Hempleman
                (a) Amount beneficially owned: 3,248,125
                (b) Percent of class: 13.97%
                (c) (i) Sole Power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: 3,248,125
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          3,248,125

CUSIP No. 986063105                   13G                   PAGE 11 of 15 PAGES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Ardsley, the Investment Manager of Ardsley Offshore and the Investment Adviser of one or more managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore, and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Ardsley, the Investment Adviser of AP II and Ardsley Institutional, shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by AP II and Ardsley Institutional and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Ardsley Partners, the General Partner of AP II and Ardsley Institutional, shares the power to vote and direct the disposition of the shares of Common Stock owned by AP II and Ardsley Institutional, and, accordingly, may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts. Mr. Hempleman disclaims beneficial ownership of all of the shares of Common Stock reported in this 13G.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 986063105                   13G                   PAGE 12 of 15 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: as of June 10, 2008


                                       ARDSLEY PARTNERS FUND II, L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY: /s/ Steve Napoli
                                           -------------------
                                           Steve Napoli
                                           General Partner



                                       ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY: /s/ Steve Napoli
                                           -------------------
                                           Steve Napoli
                                           General Partner


                                       ARDSLEY OFFSHORE FUND LTD.


                                       BY: /s/ Neil Glass
                                           -------------------
                                           Neil Glass
                                           Director

CUSIP No. 986063105                   13G                   PAGE 13 of 15 PAGES


                                            ARDSLEY ADVISORY PARTNERS
                                            By:  ARDSLEY PARTNERS I
                                                 GENERAL PARTNER


                                            BY: /s/ Steve Napoli
                                                -------------------
                                                 Steve Napoli
                                                 General Partner


                                            ARDSLEY PARTNERS I

                                            BY: /s/ Steve NapoliI
                                                -------------------
                                                Steve Napoli
                                                General Partner



                                            PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                            BY: /s/ STEVE NAPOLI*
                                                -------------------
                                                    Steve Napoli
                                             As attorney in fact for
                                             Philip J. Hempleman


* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.

CUSIP No. 986063105                   13G                   PAGE 14 of 15 PAGES



                                    EXHIBIT 1
               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

                  The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated as of June 10, 2008



                                       ARDSLEY PARTNERS FUND II, L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY:/s/ Steve Napoli
                                           -------------------
                                           Steve Napoli
                                           General Partner


                                       ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                                       BY:  ARDSLEY PARTNERS I,
                                            GENERAL PARTNER


                                       BY:/s/ Steve Napoli
                                           -------------------
                                           Steve Napoli
                                           General Partner


                                       ARDSLEY OFFSHORE FUND LTD.


                                       BY:/s/ Neil Glass
                                           -------------------
                                           Neil Glass
                                           Director

CUSIP No. 986063105                   13G                   PAGE 15 of 15 PAGES


                                            ARDSLEY ADVISORY PARTNERS

                                            By:  ARDSLEY PARTNERS I
                                                 GENERAL PARTNER

                                            BY:/s/ Steve Napoli
                                           -------------------
                                                 Steve Napoli
                                                 General Partner


                                            ARDSLEY PARTNERS I

                                            BY:/s/ Steve Napoli
                                           -------------------
                                                Steve Napoli
                                                General Partner


                                            PHILIP J. HEMPLEMAN, INDIVIDUALLY


                                            BY:/s/ Steve Napoli *
                                           -------------------
                                                 Steve Napoli
                                                 Attorney-in-fact
                                                 for Philip J. Hempleman





* Evidence of Power of Attorney was filed with the Schedule 13G filed on February 15, 2006 (Acc-no: 0000902664-06-000895) and is incorporated by reference into this filing.